    As filed with the Securities and Exchange Commission on February 15, 1996
                                                          Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                             EAGLE BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

            GEORGIA                                             58-1640222
   (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                           Identification No.)

               4305 LYNBURN DRIVE, TUCKER, GEORGIA  30084-4441
         (Address of principal executive offices, including zip code)



          EAGLE BANCSHARES, INC. 1995 EMPLOYEES STOCK INCENTIVE PLAN
                                     AND
FIRST AMENDED AND RESTATED EAGLE BANCSHARES, INC. 1994 DIRECTORS STOCK OPTION
                                INCENTIVE PLAN
                                     AND
FIRST AMENDED AND RESTATED TUCKER FEDERAL SAVINGS & LOAN ASSOCIATION DIRECTORS'
                             RETIREMENT PLAN AND
                EAGLE BANCSHARES, INC. RESTRICTED STOCK AWARDS
                          (Full title of the plans)

                                _______________


                                                                           Copy to:

          CONRAD J. SECHLER, SR.                                        WILLIAM L. FLOYD
   CHAIRMAN OF THE BOARD AND PRESIDENT                            LONG, ALDRIDGE & NORMAN, LLP
          EAGLE BANCSHARES, INC.                                 ONE PEACHTREE CENTER, SUITE 5300
            4305 LYNBURN DRIVE                                        303 PEACHTREE STREET
      TUCKER, GEORGIA  30084-4441                                    ATLANTA, GEORGIA 30308
 (Name and address of agent for service)                                 (404) 527-4000

              (770) 908-6690
   (Telephone number, including area code,
          of agent for service)

                        CALCULATION OF REGISTRATION FEE

                                                 Proposed Maximum      Proposed Maximum      Amount of
 Title of Securities        Amount to be         Offering Price Per    Aggregate Offering    Registration Fee
 to be Registered           Registered (1)       Share (2)             Price (2)             (2)
 -------------------        --------------       ------------------    ------------------    ----------------
 Common Stock, $1.00 par
 value per share

 1995 Employees Stock
 Incentive Plan                 200,000              $16.6250           $3,325,000.00          $1,146.55

 1994 Directors Stock
 Option Incentive Plan           15,500               12.1250              187,937.50              64.81
                                  5,000               12.2500               61,250.00              21.12
                                  3,500               12.8125               44,843.75              15.46
                                  3,000               14.2500               42,750.00              14.74
                                  2,000               16.3750               32,750.00              11.29
                                 22,500               16.6250              374,062.50             128.99
                                  3,000               16.6250               49,875.00              17.20

 Directors' Retirement
 Plan                             4,000               16.6250               66,500.00              22.93
                                  4,000               16.6250               66,500.00              22.93

 Inman Restricted Stock
 Award                           30,000               16.6250              498,750.00             171.98


 Petrides Restricted
 Stock Award                     15,000               16.6250              249,375.00              85.99

Sechler, Jr. Restricted
 Stock Award                     15,000               16.6250              249,375.00              85.99
                                -------               -------              ----------           --------
 TOTAL:                         322,500                                 $5,248,968.75           1,809.98
                                =======                                                         ========



(1) The shares of Common Stock being registered represent (a) pursuant to the Eagle Bancshares, Inc. 1995 Employees Stock Incentive Plan (the "1995 Plan"), 200,000 shares of Common Stock which may be acquired pursuant to options or awards that may be granted in the future, (b) pursuant to the First Amended and Restated Eagle Bancshares, Inc.
         1994 Directors Stock Option Incentive Plan (the "Directors Plan"), an aggregate of 29,000 shares of Common Stock that may be acquired pursuant to the exercise of outstanding options, 22,500 shares of Common Stock that are be available for grant in the future and 3,000 shares of Common Stock that have been issued pursuant to the exercise of an option granted under the Directors Plan and are offered for the account of a selling shareholder pursuant to the reoffer prospectus filed as an exhibit to this Registration Statement (the "Reoffer Prospectus"),
         (c) pursuant to the First Amended and Restated Tucker Federal Savings and Loan Association Directors' Retirement Plan (the "Retirement Plan"), 4,000 shares of Common Stock that may be available for award in the future and 4,000 shares of Common Stock that are offered for the account of certain selling shareholders pursuant to the Reoffer Prospectus and (d) pursuant to the Eagle Bancshares, Inc. Restricted Stock Awards (the "Restricted Stock Awards"), an aggregate of 60,000 shares of restricted stock that are offered for the account of certain selling shareholders pursuant to the Reoffer Prospectus. The 1995 Plan, the Directors Plan and the Retirement Plan hereinafter are referred to collectively as the "Plans." An undetermined number of additional shares may be issued, or the shares registered hereunder may be combined into an undetermined lesser number of shares, if the antidilution provisions of the Plans become operative.

(2) The offering prices of the shares subject to currently outstanding options or awards are the applicable option exercise prices, as adjusted to reflect a 2-for-1 stock split of the Company's Common Stock effected in the form of a 100% stock dividend paid on December 21, 1995. The offering price for the shares that may be acquired pursuant to options or awards which may be granted in the future under the 1995 Plan, the Directors Plan and the Retirement Plan and the 67,000 shares offered for the account of certain selling shareholders is estimated pursuant to Rule 457(c) and (h) solely for the purpose of calculating the registration fee and is based upon the average of the high and low sales prices of the Registrant's Common Stock on The NASDAQ National Market System consolidated tape on February 13, 1996.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents heretofore filed by Eagle Bancshares, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby are incorporated herein by reference as of their respective dates:

         (1) The Prospectus dated February 12, 1996 which forms a part of the Company's Registration Statement on Form S-2 (Registration No. 333-00081);

         (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1995 and September 30, 1995; and

         (3) The description of the Company's Common Stock as contained in the Company's Registration Statement on Form 8-A (Registration No. 0-14379) as declared effective by the Commission on April 4, 1986.

         In addition, all reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 14-2-202(b)(4) of the Georgia Business Corporation Code provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to a corporation or its shareholders for breach of their fiduciary duties as directors. The Section does not, however, authorize a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, engaging in intentional misconduct or a knowing violation of law, obtaining an improper personal benefit, or authorizing a dividend, stock repurchase or redemption, distribution of assets or other distribution in violation of Section 14-2-640 of the Georgia Business Corporation Code or the articles of incorporation of the corporation. Section 14-2-202(b)(4) also does not eliminate or limit the right of a corporation or any shareholder to seek an injunction, a rescission or any other equitable (non-monetary) relief in the event of a breach of a director's fiduciary duty. In addition, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director and does not relieve a director from liability arising from his or her role as an officer or in any other capacity. Article XVIII of the Company's Articles of Incorporation eliminates the personal monetary liability of directors of the Company to the full extent allowed by Section 14-2-202(b)(4).

         As permitted by the Georgia Business Corporation Code, the Company's Articles of Incorporation provide that the Company shall indemnify its directors and officers for liability incurred by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding (other than actions brought as derivative actions by or in the right of a corporation) in which they may become involved by reason of being a director, officer, employee or agent of the Company. The Articles also provide such indemnity for directors and officers who, at the request of the Company, act as directors, officers, employees or agents of another corporation, partnership, joint venture, trust, or other enterprise. The Articles permit indemnification if a director or officer acted in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company and, in addition, in criminal actions, if he or she had no reasonable cause to believe his or her conduct to be unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorney's fees) incurred with respect to a proceeding; provided, however, that indemnification of a director or officer in connection with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the derivative proceeding; and provided, further, that if a director or officer is adjudged liable on the basis that a personal benefit was improperly received, the director or officer will only be entitled to such indemnification for reasonable expenses as a court finds to be proper in accordance with the provisions of Section 14-2-854 of the Georgia Business Corporation Code.

         Section 14-2-852 of the Georgia Business Corporation Code provides that directors and officers who are successful with respect to any claim against them are entitled to indemnification against reasonable expenses as of right. On the other hand, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Georgia Business Corporation Code
Section 14-2-855, by either the Board of Directors or a committee thereof, acting by disinterested members, by special legal counsel or by the shareholders, but shares owned by or voted under the control of directors seeking indemnification may not be voted.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         The 67,000 shares of Common Stock being registered pursuant to this Registration Statement and offered for the account of five selling shareholders were issued directly to such selling shareholders as employees or directors of the Company or its subsidiary pursuant to the Directors Plan, the Retirement Plan and the Restricted Stock Awards in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

ITEM 8.  EXHIBITS

EXHIBIT
NUMBER                                      DESCRIPTION
------                                      -----------
   5                              Opinion of Long, Aldridge & Norman, LLP.

  23.1                            Consent of Arthur Andersen LLP.

  23.2                            Consent of KPMG Peat Marwick LLP.

  23.3                            Long, Aldridge & Norman, LLP (included in Exhibit 5).

  24                              Powers of Attorney.

  99                              Reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3.

ITEM 9.  UNDERTAKINGS

         A.      RULE 415 OFFERING.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B.      SUBSEQUENT DOCUMENTS INCORPORATED BY REFERENCE.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.      INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING
                 PERSONS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucker, State of Georgia, on January 31, 1996.

                                        EAGLE BANCSHARES, INC.


                                        By: /s/ Conrad J. Sechler, Sr.
                                        -----------------------------------
                                        Conrad J. Sechler, Sr.
                                        Chairman of the Board and President


         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated as of January 31, 1996.

Signatures                                         Title
----------                                         -----
/s/ Conrad J. Sechler, Sr.                         Chairman of the Board and President
--------------------------------------             (Principal Executive Officer)
Conrad J. Sechler, Sr.


/s/ Richard B. Inman, Jr.                          Director, Secretary and Treasurer
--------------------------------------             (Chief Financial and Accounting Officer)
Richard B. Inman, Jr.


Walter C. Alford*                                  Director
--------------------------------------
Walter C. Alford


Richard J.  Burrell*                               Director
--------------------------------------
Richard J.  Burrell



Weldon A.  Nash, Jr.*                              Director
--------------------------------------
Weldon A.  Nash, Jr.


/s/ Conrad J. Sechler, Jr.                         Director
--------------------------------------
Conrad J. Sechler, Jr.


George G.  Thompson*                               Director
--------------------------------------
George G. Thompson


*        By: /s/ Richard B. Inman, Jr.
             -----------------------------------
                 Richard B. Inman, Jr.
                  as Attorney-in-Fact

                                 EXHIBIT INDEX



Exhibit
-------
   5                              Opinion of Long, Aldridge & Norman, LLP.

  23.1                            Consent of Arthur Andersen LLP.

  23.2                            Consent of KPMG Peat Marwick LLP.

  23.3                            Long, Aldridge & Norman, LLP (included in Exhibit 5).

  24                              Powers of Attorney.

  99                              Reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3.